Exhibit 4.4
EXECUTION VERSION
INTERCREDITOR AGREEMENT
     Intercreditor Agreement (this “Agreement”), dated as of October 4, 2010, among JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), Wells Fargo Bank, National Association, as Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below), Roadhouse Financing Inc., a Delaware corporation (to be merged with and into Logan’s Roadhouse, Inc., a Tennessee corporation, with Logan’s Roadhouse, Inc. as the surviving entity) (the “Borrower”) and each of the other Loan Parties (as defined below) party hereto.
     WHEREAS, the Borrower, the First Priority Representative and certain financial institutions and other entities are parties to the Credit Agreement, dated as the date hereof, among Roadhouse Merger Inc., a Delaware corporation (to be merged with and into LRI Holdings, Inc., a Delaware corporation, with LRI Holdings, Inc. as the surviving entity) (“Holdings”), the Borrower, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent and the other agents named therein (the “Existing First Priority Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Borrower; and
     WHEREAS, the Borrower, the Second Priority Representative, Holdings and certain Subsidiaries of the Borrower are or will be parties to the Indenture dated as of the date hereof (the “Existing Second Priority Agreement”), pursuant to which the Borrower has issued senior secured second lien notes (the “Second Lien Notes”); and
     WHEREAS, the Borrower and certain other Loan Parties have granted, and the remaining Loan Parties will grant, to the First Priority Representative security interests in the Common Collateral as security for payment and performance of the First Priority Obligations; and
     WHEREAS, the Borrower and certain other Loan Parties have granted, and the remaining Loan Parties will grant, to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations;
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are expressly recognized by all of the parties hereto, the parties agree as follows:
     SECTION 1. Definitions.
     1.1. Defined Terms. The following terms, as used herein, have the following meanings:
     “Additional First Priority Agreement” means any agreement permitted to be designated as such by the First Priority Agreement and the Second Priority Agreement.
     “Additional First Priority Debt” has the meaning set forth in Section 9.3(b).
     “Additional Second Priority Agreement” means any agreement permitted to be designated as such by the First Priority Agreement and the Second Priority Agreement.
     “Additional Second Priority Debt” has the meaning set forth in Section 9.3(b).

     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
     “Borrower” has the meaning set forth in the introductory paragraph hereof.
     “Cash Collateral” has the meaning set forth in Section 3.7.
     “Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.
     “Comparable Second Priority Security Document” means, in relation to any Common Collateral subject to any First Priority Security Document, that Second Priority Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.
     “DIP Financing” has the meaning set forth in Section 5.2.
     “Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies with respect to the Common Collateral under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Enforcement Notice” has the meaning set forth in Section 3.7.
     “Existing First Priority Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Existing Second Priority Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.
     “First Priority Agreement” means the collective reference to (a) the Existing First Priority Agreement, (b) any Additional First Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing First Priority Agreement, any Additional First Priority Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder (a “Replacement First Priority Agreement”). Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.

     “First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.
     “First Priority Creditors” means each “Secured Party” as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Creditors” for purposes of this Agreement.
     “First Priority Documents” means the First Priority Agreement, each First Priority Security Document and each First Priority Guarantee.
     “First Priority Guarantee” means any guarantee by any Loan Party of any or all of the First Priority Obligations.
     “First Priority Lien” means any Lien created by the First Priority Security Documents.
     “First Priority Obligations” means (a) with respect to the Existing First Priority Agreement, all “Obligations” of each Loan Party as defined in the Existing First Priority Agreement and (b) with respect to each other First Priority Agreement, (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made or other indebtedness issued or incurred pursuant to such First Priority Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to such First Priority Agreement, (iii) all Specified Swap Agreements, (iv) all Specified Cash Management Agreements and (v) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the applicable First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “First Priority Obligations Payment Date” means the first date on which (a) all of the First Priority Liens have been released in accordance with the terms of the First Priority Documents and (b) the First Priority Representative has delivered a written notice to the Second Priority Representative stating that the event described in clause (a) has occurred to the satisfaction of the First Priority Secured Parties, which notice shall be delivered by the First Priority Representative promptly after the occurrence of the event described in clause (a).
     “First Priority Representative” has the meaning set forth in the introductory paragraph hereof. In the case of any Replacement First Priority Agreement, the First Priority Representative shall be the Person identified as such in such Agreement.
     “First Priority Secured Parties” means the First Priority Representative, the First Priority Creditors and any other holders of the First Priority Obligations.
     “First Priority Security Documents” means the “Security Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.

     “Holdings” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan Party” means the Borrower, Holdings, and each direct or indirect subsidiary, affiliate or shareholder (or equivalent) of the Borrower or any of its affiliates that is now or hereafter becomes a party to any First Priority Document or Second Priority Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.
     “Post Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.
     “Purchase” has the meaning set forth in Section 3.7.
     “Purchase Notice” has the meaning set forth in Section 3.7.
     “Purchase Price” has the meaning set forth in Section 3.7.
     “Purchasing Parties” has the meaning set forth in Section 3.7.
     “Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.
     “Recovery” has the meaning set forth in Section 5.5.
     “Replacement First Priority Agreement” has the meaning set forth in the definition of “First Priority Agreement.”
     “Second Lien Notes” has the meaning set forth in the second “WHEREAS” clause of this Agreement.
     “Second Priority Agreement” means the collective reference to (a) the Existing Second Priority Agreement, (b) any Additional Second Priority Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing Second Priority Agreement, any Additional Second Priority Agreement or any other agreement or instrument referred to in this clause (c). Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.
     “Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.
     “Second Priority Creditors” means the “Holders” as defined in the Second Priority Agreement and any holder of a Second Lien Note, the Second Priority Representatives or any Persons that are designated under the Second Priority Agreement as the “Second Priority Creditors” for purposes of this Agreement.
     “Second Priority Documents” means each Second Priority Agreement, each Second Priority Security Document and each Second Priority Guarantee.
     “Second Priority Guarantee” means any guarantee by any Loan Party of any or all of the Second Priority Obligations.
     “Second Priority Lien” means any Lien created by the Second Priority Security Documents.
     “Second Priority Obligations” means (a) with respect to the Existing Second Priority Agreement, all “Secured Obligations” of each Loan Party as defined in the “Security Agreement” referred to in the Existing Second Priority Agreement and (b) with respect to each other Second Priority Agreement, (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under such Second Priority Agreement, and (ii) all guarantee obligations, fees, expenses and other amounts payable from time to time pursuant to the applicable Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties hereunder, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Second Priority Representative” has the meaning set forth in the introductory paragraph hereof, but shall also include any Person identified as a “Second Priority Representative” in any Second Priority Agreement other than the Existing Second Priority Agreement.
     “Second Priority Secured Parties” means the Second Priority Representative, the Second Priority Creditors and any other holders of the Second Priority Obligations.
     “Second Priority Security Documents” means the “Collateral Documents” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.

     “Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.
     “Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Loan Party and any holder of First Priority Obligations (other than under the Specified Cash Management Agreement), or an affiliate thereof.
     “Specified Swap Agreement”: means any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is holder of First Priority Obligations (other than under the Specified Swap Agreement) or an affiliate thereof, at the time such Swap Agreement is entered into.
     “Standstill Period” has the meaning set forth in Section 3.2.
     “Surviving Obligations” has the meaning set forth in Section 3.7.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its subsidiaries shall be a “Swap Agreement”; provided further that no agreement relating to the purchase of food at a fixed price entered into by the Borrower or its Affiliates shall be a “Swap Agreement”.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors or permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 2. Lien Priorities.
     2.1 Subordination of Liens. (a) Any and all Liens on the Common Collateral now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens on the Common Collateral now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other Liens, or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) No First Priority Secured Party or Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any First Priority Secured Party or Second Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Parties, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.
     2.2 Nature of First Priority Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that the First Priority Obligations currently represent debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof, but only so long as, except in the case of any DIP Financing, any such obligations are permitted to be incurred pursuant to the Second Priority Documents as in effect on the date of this Agreement. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.
     2.3 Agreements Regarding Actions to Perfect Liens. (a) The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative with respect to the Common Collateral shall be in form satisfactory to the First Priority Representative.
     (b) The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or hereafter filed against Real Property that constitutes Common Collateral in favor of or for the benefit of the Second Priority Representative and the other Second Priority Secured Parties shall be in form satisfactory to the First Priority Representative and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to the First

Priority Representative, and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of October 4, 2010 among JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Agent, Roadhouse Financing Inc., a Delaware corporation (to be merged with and into Logan’s Roadhouse, Inc., a Tennessee corporation, with Logan’s Roadhouse, Inc. as the surviving entity), as Borrower, and the other Loan Parties referred to therein, as amended, modified or supplemented from time to time.”
     (c) The First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Security Documents, such possession or control is also for the benefit of and on behalf of, and the First Priority Representative or such third party holds such possession or control as bailee and agent for, the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral (such bailment and agency for perfection being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code). Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (i) deliver to the Second Priority Representative, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents (and to the extent not so required, such delivery shall be made to the Borrower) or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
     2.4 No New Liens. So long as the First Priority Obligations Payment Date has not occurred, the parties hereto agree that (a) there shall be no Lien, and no Loan Party shall have any right to create any Lien, on any assets of any Loan Party securing any Second Priority Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the First Priority Obligations and (b) if any Second Priority Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative, upon demand by the First Priority Representative, will without the need for any further consent of any other Second Priority Secured Party, notwithstanding anything to the contrary in any other Second Priority Document either (i) release such Lien or (ii) assign it to the First Priority Representative as security for the First Priority Obligations (in which case the Second Priority Representative may retain a junior Lien on such assets subject to the terms hereof). To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Representative and the other Second Priority Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

     SECTION 3. Enforcement Rights.
     3.1 Exclusive Enforcement. Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party, but subject to the provisos set forth in Sections 3.2 and 5.1. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion.
     3.2 Standstill and Waivers. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.1:
     (a) they will not take or cause to be taken any Enforcement Action with respect to the Common Collateral;
     (b) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;
     (c) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by any First Priority Secured Party or any other Enforcement Action taken with respect to the Common Collateral (or any forbearance from taking any Enforcement Action with respect to the Common Collateral) by or on behalf of any First Priority Secured Party;
     (d) they have no right to (i) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or (ii) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Security Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (d), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
     (e) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any First Priority Secured Party seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First Priority Secured Party shall be liable for, any action taken or omitted to be taken by any First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents; and
     (0 they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.

provided that, notwithstanding the foregoing, any Second Priority Secured Party may exercise its rights and remedies in respect of the Common Collateral under the Second Priority Security Documents or applicable law after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing by the Second Priority Representative to the First Priority Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an “Event of Default” under and as defined in the Second Priority Agreement; provided, further, however, that, notwithstanding the foregoing, in no event shall any Second Priority Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any First Priority Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Common Collateral (prompt notice of such exercise to be given to the Second Priority Representative) or (ii) an Insolvency Proceeding in respect of any Loan Party shall have been commenced; and provided, further, that in any Insolvency Proceeding commenced by or against any Loan Party, the Second Priority Representative and the Second Priority Secured Parties may take any action expressly permitted by Section 5.
     3.3 Judgment Creditors. In the event that any Second Priority Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor to the extent permitted by applicable law, any such judgment lien on the Common Collateral shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as other Liens on the Common Collateral securing the Second Priority Obligations are subject to the terms of this Agreement.
     3.4 Cooperation. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall reasonably request in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.
     3.5 No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.
     3.6 Actions Upon Breach. (a) If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Borrower or any Loan Party or the Common Collateral, such Loan Party, with the prior written consent of the First Priority Secured Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name.
     (b) Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (in its own name) or the Borrower or the relevant Loan Party may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Loan Parties and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     3.7 Option to Purchase. (a) The First Priority Representative agrees that it will give the Second Priority Representative written notice (the “Enforcement Notice”) within five Business Days after commencing any Enforcement Action with respect to Common Collateral (which notice shall be effective for all Enforcement Actions taken after the date of such notice so long as the First Priority Representative is diligently pursuing in good faith the exercise of its default or enforcement rights or remedies against, or diligently attempting in good faith to vacate any stay of enforcement rights of its senior Liens on a material portion of the Common Collateral, including, without limitation, all Enforcement Actions identified in such notice). Any Second Priority Secured Party shall have the option upon receipt of the Enforcement Notice by the Second Priority Representative, by irrevocable written notice (the “Purchase Notice”) delivered by the Second Priority Representative to the First Priority Representative no later than five Business Days after receipt by the Second Priority Representative of the Enforcement Notice, to purchase all (but not less than all) of the First Priority Obligations from the First Priority Secured Parties. If the Second Priority Representative so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.7.
     (b) On the date specified by the Second Priority Representative in the Purchase Notice (which shall be a Business Day not less than five Business Days, nor more than ten Business Days, after receipt by the First Priority Representative of the Purchase Notice), the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Second Priority Secured Parties electing to purchase pursuant to Section 3.7(a) (the “Purchasing Parties”), and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided, that the First Priority Obligations purchased shall not include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).
     (c) Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall (i) pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including principal, accrued and unpaid interest at the contract rate, fees, breakage costs, attorneys’ fees and expenses, and, in the case of any Specified Swap Agreements, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate such Specified Swap Agreements on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Specified Swap Agreements), (ii) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 103% of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to any checks or other payments provisionally credited to the First Priority Obligations or as to which the First Priority Secured Parties have not yet received final payment and (iv) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties under the First Priority Documents as to matters or circumstances known to the

Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First Priority Secured Parties, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Common Collateral received by the Purchasing Parties.
     (d) The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 noon, New York City time.
     (e) The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any Liens and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.
     (f) For the avoidance of doubt, the parties hereto hereby acknowledge and agree that in no event shall the Second Priority Representative (i) be deemed to be a Purchasing Party for purposes of this Section 3.7, (ii) be subject to or liable for any obligations of a Purchasing Party pursuant to this Section 3.7 or (iii) incur any liability to any First Priority Secured Party or any other Person in connection with any Purchase pursuant to this Section 3.7.
     SECTION 4. Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral; Inspection and Insurance.
     4.1 Application of Proceeds: Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Common Collateral in connection with an Enforcement Action, whether or not pursuant to an Insolvency Proceeding, shall, subject to Section 9.14 hereof, be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority Representative for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative (which authorization, being coupled with an interest, is irrevocable).
     4.2 Releases of Second Priority Lien. (a) Upon any release, sale or disposition of Common Collateral permitted pursuant to the terms of the First Priority Documents that results in the release of the

First Priority Lien on any Common Collateral (excluding (i) any sale or other disposition that is expressly prohibited by the Second Priority Agreement as in effect on the date hereof unless such sale or disposition is consummated in connection with an Enforcement Action or consummated after the institution of any Insolvency Proceeding and (ii) the release of all First Priority Liens in connection with the payment in full of all First Priority Obligations), the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.
     (b) The Second Priority Representative shall promptly execute and deliver such release documents and instruments (which shall be prepared by the First Priority Representative) at the expense of the Borrower and shall take such further actions as the First Priority Representative shall request to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     4.3 Inspection Rights and Insurance. (a) Any First Priority Secured Party and its representatives may at any time inspect, repossess, remove and otherwise deal with the Common Collateral in accordance with the terms of the First Priority Agreements, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral in accordance with the terms of the First Priority Agreements, in each case without notice to, the involvement of or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.
     (b) Proceeds of Common Collateral include insurance proceeds in respect of such Common Collateral and therefore the lien priorities provided in Section 2.1 shall govern the ultimate disposition of casualty insurance proceeds. If the First Priority Representative and Second Priority Representative are to be named as loss payees with respect to insurance policies relating to Common Collateral, pursuant to the terms of the First Priority Agreements and the Second Priority Agreements, as applicable, the First Priority Representative will be a loss payee until the First Priority Obligations Payment Date and thereafter the Second Priority Representative will be a loss payee until the Second Priority Obligations are paid in full. Until the First Priority Obligations Payment Date has occurred, the First Priority Representative shall have the sole and exclusive right, as against the Second Priority Representative, to adjust or settle any insurance claims in the event of any covered loss, theft or destruction of Common Collateral to the extent provided for, and in accordance with, the First Priority Agreements. All proceeds of such insurance shall be remitted to the First Priority Representative or the Second Priority Representative, as the case may be, and each of the Second Priority Representative and First Priority Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

     SECTION 5. Insolvency Proceedings.
     5.1 Filing of Motions. Until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that no Second Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case that (a) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (b) asserts any right, benefit or privilege that arises in favor of the Second Priority Secured Parties, in whole or in part, as a result of their interest in the Common Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (c) challenges the validity, priority, enforceability or voidability of any Liens or claims held by the First Priority Representative or any other First Priority Secured Party with respect to the Common Collateral, or the extent to which the First Priority Obligations constitute secured claims or the value thereof under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Representative may (i) file a proof of claim in an Insolvency Proceeding and (ii) file any necessary responsive or defensive pleadings in opposition to any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any claims of the Second Priority Secured Parties on the Common Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative imposed hereby.
     5.2 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding at any time prior to the First Priority Obligations Payment Date, and if the First Priority Representative or the other First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (b) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 5.4 below, (c) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens on any Common Collateral (i) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (ii) to any adequate protection provided to the First Priority Secured Parties and (iii) to any “carve-out” agreed to by the First Priority Representative or the other First Priority Secured Parties, and (d) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice so long as (A) the Second Priority Representative retains its Lien on the Common Collateral to secure the Second Priority Obligations (in each case, including proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and (B) all Liens on Common Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the First Priority Representative and the First Priority Creditors on Common Collateral securing the First Priority Obligations.
     5.3 Relief From the Automatic Stay. Until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.

     5.4 Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, prior to the First Priority Obligations Payment Date, none of them shall object, contest, or support any other Person objecting to or contesting, (a) any request by the First Priority Representative or the other First Priority Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the First Priority Representative or the other First Priority Secured Parties, (b) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (c) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, further agrees that, prior to the First Priority Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the First Priority Liens for costs or expenses of preserving or disposing of any Common Collateral. Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(c)(ii), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(c)(i) and Section 5.3), in any Insolvency Proceeding, (i) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral (with replacement Liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral with respect to the Common Collateral, and the First Priority Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may, as adequate protection of their interests in the Common Collateral, seek or accept (and the First Priority Representative and the First Priority Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Second Priority Liens on the Common Collateral are so subordinated to the First Priority Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the First Priority Secured Parties, provided, however, that the Second Priority Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Second Priority Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or accepts adequate protection in accordance with clause (i) above and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that except as expressly set forth in this Section none of them shall seek or accept adequate protection with respect to their interests in the Common Collateral without the prior written consent of the First Priority Representative.
     5.5 Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Representative, on behalf of itself and each of the Second Priority Secured Parties, agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     5.6 Asset Dispositions in an Insolvency Proceeding. In an Insolvency Proceeding or otherwise, neither the Second Priority Representative nor any other Second Priority Secured Party shall oppose any sale or disposition of any Common Collateral that is supported by the First Priority Secured Parties, and the Second Priority Representative and each other Second Priority Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens on such assets.
     5.7 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the First Priority Obligations and the Second Priority Obligations are fundamentally different from each other and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Second Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral, with the effect being that, to the extent that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, hereby acknowledges and agrees to turn over to the First Priority Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.
     5.8 No Waivers of Rights of First Priority Secured Parties. Nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party not expressly permitted hereunder, including the seeking by any Second Priority Secured Party of adequate protection with respect to its interests in the Common Collateral (except as provided in Section 5.4).

     5.9 Other Matters. To the extent that the Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties not to assert any of such rights without the prior written consent of the First Priority Representative unless expressly permitted to do so hereunder.
     5.10 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.
     SECTION 6. Security Documents.
     (a) Each Loan Party and the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Second Priority Documents in violation of this Agreement.
     (b) Each Loan Party and the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the First Priority Documents in violation of this Agreement.
     (c) In the event the First Priority Representative enters into any amendment, waiver or consent in respect of any of the First Priority Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Priority Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Common Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Priority Security Document without the consent of or action by any Second Priority Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Priority Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Second Priority Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that adversely affects the rights of the Second Priority Secured Parties and does not affect the First Priority Secured Parties in a like or similar manner shall not apply to the Second Priority Security Documents without the consent of the Second Priority Representative, (iii) no such amendment, waiver or consent with respect to any provision applicable to the collateral agent under the Second Priority Documents shall be made without the prior written consent of such collateral agent and (iv) notice of such amendment, waiver or consent shall be given to the Second Priority Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
     (d) The First Priority Obligations and the Second Priority Obligations may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any First Priority Agreement or any Second Priority Agreement) of any First Priority Secured Party or any Second Priority Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the First Priority Representative or the Second Priority Representative, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the First Priority Representative or the Second Priority Representative, as the case may be; provided that such documents or agreements shall comply with Section 6(a) and Section 6(b).
     (e) If at any time in connection with or after the discharge of all First Priority Obligations, the Borrower enters into any replacement First Priority Agreement secured by all or a portion of the First Priority Collateral on a first-priority basis, then such prior discharge of First Priority Obligations shall automatically be deemed not to have occurred for the purposes of this Agreement, and the obligations under such replacement First Priority Agreement shall automatically be treated as First Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the First Priority Collateral (or such portion thereof) set forth therein. The termination of the Existing First Priority Agreement in connection with any such replacement shall not be deemed to be the First Priority Obligations Payment Date.
     (f) In connection with any refinancing or replacement contemplated by Section 6(d) or 6(e), this Agreement may be amended at the request and sole expense of the Borrower, and without the consent of the First Priority Representative, the First Priority Secured Parties, or the Second Priority Representative or the Second Priority Secured Parties (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any First Priority Collateral securing such refinancing or replacement indebtedness shall have the same priority (or junior priority) as the Liens on any First Priority Collateral securing the indebtedness being refinanced or replaced and (c) to establish that Liens on any Second Priority Collateral securing such refmancing or replacement indebtedness shall have the same priority as the Liens on any Second Priority Collateral securing the indebtedness being refinanced or replaced, all on the terms provided for immediately prior to such refinancing or replacement.
     SECTION 7. Reliance; Waivers; etc.
     7.1 Reliance. All extensions of credit under the First Priority Documents made after the date hereof are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Representative and the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative, on behalf of itself and the First Priority Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the Second Priority Representative and the Second Priority Secured Parties.
     7.2 No Warranties or Liability. The Second Priority Representative and the First Priority Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Priority Documents or the Second Priority Documents.

     SECTION 8. Obligations Unconditional.
     8.1 First Priority Obligations Unconditional. All rights and interests of the First Priority Secured Parties hereunder, and all agreements and obligations of the Second Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any First Priority Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;
     (c) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee thereof; or
     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or of any of the Second Priority Representative or any Second Priority Secured Party, or any Loan Party, to the extent applicable, in respect of this Agreement (other than the occurrence of the First Priority Obligations Payment Date).
     8.2 Second Priority Obligations Unconditional. All rights and interests of the Second Priority Secured Parties hereunder, and all agreements and obligations of the First Priority Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any Second Priority Document;
     (b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;
     (c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee thereof; or
     (d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations or any First Priority Secured Party in respect of this Agreement.

     SECTION 9. Miscellaneous.
     9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the parties hereto acknowledge that the terms of this Agreement are not intended to and shall not, as between the Loan Parties and the Secured Parties, negate, impair, waive or cancel any rights granted to, or carry liability or obligation of, any Loan Party in the First Priority Documents and the Second Priority Documents or impose any additional obligations on the Loan Parties (other than as expressly set forth herein).
     9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred subject to the reinstatement as expressly set forth herein. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Borrower or any other Loan Party on the faith hereof.
     9.3 Amendments: Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative (in accordance with the First Priority Agreement) and the Second Priority Representative (in accordance with the Second Priority Agreement), and, in the case of amendments or modifications of Sections 3.5, 3.6, 5.2, 5.4, 6(c), 6(d), 6(e), 6(f), 9.3, 9.5 or 9.6, the Loan Parties, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Anything herein to the contrary notwithstanding, no consent of any Loan Party shall be required for amendments, modifications or waivers of any other provisions of this Agreement other than those that (i) affect any obligation or right of the Loan Parties hereunder or under the First Priority Documents or the Second Priority Documents or that would impose any additional obligations on the Loan Parties or (ii) change the rights of the Loan Parties to refinance the First Priority Obligations or the Second Priority Obligations.
     (b) It is understood that this Agreement may be amended from time to time at the request of the Borrower, at the Borrower’s sole expense, and without the consent of the First Priority Representative, Second Priority Representative, any First Priority Secured Party or any Second Priority Secured Party to (i) add other parties holding additional Indebtedness or obligations that constitute First Priority Obligations (“Additional First Priority Debt”) or Second Priority Obligations (“Additional Second Priority Debt”) (or any agent or trustee thereof) in each case to the extent such Indebtedness or obligation is permitted to be incurred by the First Priority Agreement and Second Priority Agreement then extant, (ii) in the case of Additional Second Priority Debt, (1) establish that the Lien on the Common Collateral securing such Additional Second Priority Debt shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second Priority Obligations, and (2) provide to the holders of such Additional Second Priority Debt (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First Priority Representative for the benefit of all Second Priority Debt) as are provided to the holders of Second Priority Obligations under this Agreement, and (iii) in the case of Additional First Priority Debt, (1) establish that the Lien on the Common Collateral securing such Additional First Priority Debt shall be superior in all respects to all Liens on the Common Collateral securing any Second Priority Obligations and shall share in the benefits of the Common

Collateral equally and ratably with all Liens on the Common Collateral securing any First Priority Lien Obligations, and (2) provide to the holders of such Additional First Priority Debt (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First Priority Lien Obligations under this Agreement, in each case so long as such modifications do not expressly violate the provisions of any First Priority Agreement or Second Priority Agreement. Any such additional party and each First Priority Representative and Second Priority Representative shall be entitled to rely on the determination of the Borrower that such modifications do not violate any First Priority Agreement or Second Priority Agreement if such determination is set forth in an Officers’ Certificate and an opinion of counsel delivered to such party, the First Priority Representative and the Second Priority Representative. Any amendment to this Agreement that is proposed to be effected without the consent of any First Priority Representative shall be submitted to such First Priority Representative reasonably promptly after the effectiveness of such amendment, and no such First Priority Representative shall be deemed to have knowledge of any such amendment until it receives a copy of such amendment. Any amendment to this Agreement that is proposed to be effected without the consent of any Second Priority Representative shall be submitted to such Second Priority Representative reasonably promptly after the effectiveness of such amendment, and no such Second Priority Representative shall be deemed to have knowledge of any such amendment until it receives a copy of such amendment.
     9.4 Information Concerning Financial Condition of the Borrower and the other Loan Parties. Neither the Second Priority Representative nor the First Priority Representative hereby assumes responsibility for keeping each other informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide or update any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information. Neither the First Priority Representative nor the Second Priority Representative shall have any responsibility to monitor or verify the financial condition of the Borrower or other Loan Parties.
     9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.
     9.6 Submission to Jurisdiction. (a) Each First Priority Secured Party, each Second Priority Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment with respect to this Agreement, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any First Priority Secured Party or Second Priority Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.
     (b) Each First Priority Secured Party, each Second Priority Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile. All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and permitted assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral.
     9.9 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.10 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     9.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     9.13 Additional Loan Parties. Each Person that becomes a Loan Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of an Assumption Agreement in the form of Annex 1 to the Guarantee and Collateral Agreement referred to in the First Priority Agreement.
     9.14 Concerning the Second Priority Representative. Each of the parties hereto acknowledges that Wells Fargo Bank, National Association is entering into this Agreement upon direction of the Second Priority Creditors and solely in its capacity as Collateral Agent under the Collateral Documents (as defined in the Existing Second Priority Agreement) and not in its individual capacity and in no event shall Wells Fargo Bank, National Association incur any liability in connection with this Agreement or be personally liable for or on account of the statements, representations, warranties, covenants or obligations stated to be those of the Second Priority Representative or the Second Priority Secured Parties hereunder (including action taken on its behalf pursuant to Section 4.2(b)), all such liability, if any, being expressly waived by the parties hereto and any Person claiming by, though or under such party. Each party hereto hereby acknowledges and agrees that all of the rights, privileges, protections, indemnities and immunities afforded Wells Fargo Bank, National Association as Collateral Agent under the Existing Second Priority Agreement and the Collateral Documents (as defined therein) are hereby incorporated herein as if set forth herein in full. Notwithstanding anything to the contrary herein, the fees, expenses and indemnities owing to Wells Fargo Bank, National Association, as Collateral Agent, by any Loan Party, shall not be subordinated to any First Priority Obligation.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as First Priority Representative for and on behalf of the First Priority Secured Parties

By:	/s/ Eric H. Pratt
Name: Eric H. Pratt
Title: Vice President

Address for Notices:

1111 Fannin, 10th Floor Houston, TX 77002 ATTN: Thai Pham Telephone: (713) 750-2884 Telecopy: (713) 750-2596
Intercreditor Agreement Signature Page

WELLS FARGO BANK, National Association, as Second Priority Representative for and on behalf of the Second Priority Secured Parties

By:	/s/ STEFAN VICTORY
Name: STEFAN VICTORY
Title: VICE PRESIDENT

Address for Notices:

7000 Central Parkway NE, Suite 550 Atlanta, GA 30328 ATTN: Stefan Victory Telephone: (770) 551-5117 Telecopy: (770) 551-5118

Intercreditor Agreement

ROADHOUSE FINANCING INC.
By:	/s/ Stanley de J. Osborne
	Name:	Stanley de J. Osborne
	Title:	President

ROADHOUSE MERGER INC.
By:	/s/ Stanley de J. Osborne
	Name:	Stanley de J. Osborne
	Title:	President

Intercreditor Agreement Signature Page

EXECUTION VERSION
JOINDER
TO INTERCREDITOR AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of October 4, 2010, is made by LRI Holdings, Inc., a Delaware corporation, Logan’s Roadhouse, Inc., a Tennessee corporation, Logan’s Roadhouse of Texas, Inc., a Texas corporation, and Logan’s Roadhouse of Kansas, Inc., a Kansas corporation (each, a “New Loan Party” and together, the “New Loan Parties”) in favor of JPMORGAN CHASE BANK, N.A. (“First Priority Representative”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Second Priority Representative”), in their capacities as First Priority Representative and Second Priority Representative, respectively, under that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of October 4, 2010 among the First Priority Representative, the Second Priority Representative, Roadhouse Merger Inc., a Delaware corporation (“Holdings”), Roadhouse Financing Inc., a Delaware corporation (the “Borrower”) and each of the other Loan Parties party thereto. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Intercreditor Agreement.
W I T N E S S E T H
     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of August 27, 2010, Roadhouse Merger Inc. acquired LRI Holdings, Inc. through a merger transaction, with LRI Holdings, Inc. as the surviving corporation (the “Acquisition Merger”) and immediately upon the consummation of the Acquisition Merger, Roadhouse Financing Inc. merged with and into Logan’s Roadhouse, Inc., with Logan’s Roadhouse, Inc. as the surviving corporation (the “Finance Merger”, and together with the Acquisition Merger, the “Merger”);
     WHEREAS, in connection with the Merger, Logan’s Roadhouse, Inc. has assumed by operation of law all rights and obligations of Roadhouse Financing Inc. under the Credit Agreement, LRI Holdings, Inc. has assumed by operation of law all rights and obligations of Roadhouse Merger Inc. under the Credit Agreement, and each of Logan’s Roadhouse of Texas, Inc., a Texas corporation and Logan’s Roadhouse of Kansas, Inc., a Kansas corporation has agreed to unconditionally guarantee all of the Borrower’s Obligations under the Credit Agreement and the Guarantee and Collateral Agreement on the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, each of the New Loan Parties, for the benefit of the First Priority Representative and the Second Priority Representative, hereby agrees as follows:
     1. Each of the New Loan Parties hereby acknowledges the Intercreditor Agreement and acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, each New Loan Party will be deemed to be a Loan Party under the Intercreditor Agreement and shall have all of the obligations of a Loan Party thereunder as if it had executed and delivered the Intercreditor Agreement. Each New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Intercreditor Agreement applicable to a Loan Party.
     2. The address of the New Loan Parties for purposes of Section 9.7 of the Intercreditor Agreement is as follows:

 2

LRI Holdings, Inc.;	3011 Armory Drive, Ste. 301
Logan’s Roadhouse, Inc.;	Nashville, TN 37204
Logan’s Roadhouse of Texas, Inc.; and	Attention: Amy Bertauski, Chief Financial Officer
Logan’s Roadhouse of Kansas, Inc.:	Email: amyb@logansroadhouse.com
Telecopy: (615) 885-9057
Telephone: (645) 885-9056

with a copy to	Kelso & Company, L.P.
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James Connors
Email: jconnors@kelso.com
Telecopy: (212) 223-2379
Telephone: (212) 751-3939
     3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE NEW LOAN PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     4. This Agreement may be executed in counterparts, each of which shall be an original, but all of such counterparts shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement via facsimile or email shall constitute an original for purposes hereof.
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     IN WITNESS WHEREOF, each New Loan Party has caused this Agreement to be duly executed by its authorized officer, as of the day and year first above written.

LRI HOLDINGS, INC.
By:	/s/ George T. Vogel
	Name:	George T. Vogel
	Title:	President & CEO

LOGAN’S ROADHOUSE, INC.
By:	/s/ Amy Bertauski
	Name:	Amy Bertauski
	Title:	CFO

LOGAN’S ROADHOUSE OF TEXAS, INC.
By:	/s/ Amy Bertauski
	Name:	Amy Bertauski
	Title:	Asst. Treasurer

LOGAN’S ROADHOUSE OF KANSAS, INC.
By:	/s/ Robert Effner
	Name:	Robert Effner
	Title:	Secretary

Joinder to Intercreditor Agreement Signature Page